UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 29, 2017

RISE GOLD CORP.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53848	30-0692325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

488 – 1090 West Georgia Street

Vancouver, British Columbia

Canada

(Address of principal executive offices)

V6E 3V7

(Zip Code)

Registrant’s telephone number, including area code:  (604) 260-4577

Rise Resources Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the exchange Act (17 CFR 240.13e -4)

Item 1.01

Entry into a Material Definitive Agreement

The Company entered into an agreement dated March 15, 2017 with Sierra Pacific Industries, Inc. to extend the closing date of the acquisition by the Company of 82 acres of land in Grass Valley, California from March 31, 2017 to June 30, 2017.  In consideration of the extension, the Company paid to Sierra Pacific an additional non-refundable deposit of $200,000, which will be applied to the purchase price.  The terms of the original agreement were disclosed in the Company’s Form 10-Q filed March 17, 2017.

The Company issued promissory notes (the “Notes”) on March 29, 2017 to various arm’s length parties for an aggregate principal amount of CDN$220,000.  Interest of 10% per annum is payable on the Notes, which is payable quarterly in advance.  The Notes are due on June 29, 2017.

Item 3.02

Unregistered Sales of Equity Securities

On April 3, 2017, the Company granted 500,000 options to John Anderson, a director of the Company, pursuant to its stock option plan. Each option vests immediately and is exercisable into one share of the Company’s common stock at a price of CAD$0.27 per share until April 3, 2022.  The Company relied on Rule 903 of Regulation S for the issuance of the options and the offer of the underlying shares.

Item 5.03

Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On March 29, 2017, Rise Resources Inc. (the “Company”) completed a merger with its wholly owned subsidiary, Rise Gold Corp., and formally assumed the subsidiary’s name by filing Articles of Merger with the Nevada Secretary of State (the “Name Change”).  The subsidiary was incorporated entirely for the purpose of effecting the Name Change and the merger did not affect the Company’s Articles of Incorporation or corporate structure in any other way.

Item 9.01

Financial Statements and Exhibits

Number

Exhibit Description

3.3

Articles of Merger filed with the Nevada Secretary of State on March 29, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 4, 2017

RISE RESOURCES INC.

/s/ Cale Thomas
Cale Thomas
Chief Financial Officer, Director